Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:

Amber Wallace

Senior Vice President, Chief Retail/Marketing Officer

330-720-6441

awallace@farmersbankgroup.com

Farmers National Banc Corp. Announces Board Changes

(Canfield, OH)(March 16, 2017) –Farmers National Banc Corp. (NASDAQ: FMNB) (“Farmers”) is announcing the retirement of Board of Directors’ member, Howard J. Wenger, whose term as a director will expire at Farmers’ annual shareholder meeting on April 20, 2017, after 18 combined years of director service. Mr. Wenger served as a director of Farmers since July 2015 and was a member of the Board of Directors of National Bancshares Corporation prior to its merger with Farmers. Mr. Wenger is currently a member of Farmers’ Compensation and Corporate Governance and Nominating Committees. Mr. Wenger has been the President of Wenger Excavating, Inc. since 1966, Lake Region Oil, Inc. since 1979 and Northstar Asphalt, Inc., Massillon Materials, Inc. since 1985, excavating and building materials companies located in Dalton, Ohio.

“Everyone at Farmers is appreciative of Howard’s service,” stated Lance J. Ciroli, Chairman of Farmers’ Board of Directors. “Howard’s lengthy experience in managing businesses and his entrepreneurial background enabled him to provide valuable insights to the Board, particularly in evaluating the business conditions in markets in which the Company operates as well as in setting corporate strategy.”

Mr. Wenger will continue as a member of the Farmers National Bank West Region Advisory Committee.

In connection with Mr. Wenger’s retirement, Farmers is nominating Mahoning Valley businessman, Edward W. Muransky for election to its Board of Directors. Mr. Muransky will bring a wealth of personal and professional experiences to this new leadership role with Farmers.

Mr. Muransky serves as Chairman of the Board of The Muransky Companies, a multifaceted business management company, Chairman and Chief Executive Officer of Southwoods Health, and Chairman and Chief Executive Officer of Chestnut Land Company, the largest franchisee of Auntie Anne’s Soft Pretzels operating locations throughout the United States. The newest addition under the direction of The Muransky Companies umbrella is Rise Pies Handcrafted Pizza, which currently has locations in eight states. The Lake Club in Poland, Ohio rounds out the Muransky Companies portfolio.

A football and academic All-American at the University of Michigan, Muransky went on to play with the Oakland Raiders in the National Football League before pursuing his business interest full-time. Muransky was on the Super Bowl XVIII Championship Team. He currently lives in Poland, Ohio with his wife Christine and has three children.

Kevin J. Helmick, Farmers’ President & CEO stated, “The attributes, skills and qualifications Ed has developed through his significant business and leadership experiences will allow him to provide leadership and business expertise to the Board of Directors.”

Muransky serves on boards of directors of a number of charitable and educational organizations in the Youngstown, Ohio and Mahoning Valley, Ohio region, including the Youngstown State University Foundation and the Youngstown/Warren Regional Chamber of Commerce.

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About Farmers National Banc Corp.

Founded in 1887, Farmers National Banc Corp. is a diversified financial services company headquartered in Canfield, Ohio, with $1.9 billion in banking assets and $1 billion in trust assets. Farmers National Banc Corp.’s wholly-owned subsidiaries are comprised of The Farmers National Bank of Canfield, a full-service national bank engaged in commercial and retail banking with 38 banking locations in Mahoning, Trumbull, Columbiana, Stark, Wayne, Medina and Cuyahoga Counties in Ohio and Beaver County in Pennsylvania, Farmers Trust Company, which operates three trust offices and offers services in the same geographic markets and National Associates, Inc. Farmers National Insurance, LLC and Bowers Insurance Agency, Inc., wholly-owned subsidiaries of The Farmers National Bank of Canfield, offer a variety of insurance products.